Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	November 8, 2011
Brenda A. Blake, ext. 3202
UGI Reports Earnings for Fiscal 2011, Issues Guidance for 2012
VALLEY FORGE, Pa., November 8 — UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $232.9 million, or $2.06 per diluted share for its fiscal year ended September 30, 2011, compared to $261.0 million, or $2.36 per diluted share for the fiscal year ended September 30, 2010. Net income attributable to UGI for fiscal 2011 includes the impact of an after-tax loss of $10.3 million, or $0.09 per diluted share, related to early extinguishments of debt at AmeriGas, an after-tax loss of $3.9 million, or $0.03 per diluted share, on the hedging of a currency risk related to the purchase price of the recently-announced acquisition of European LPG businesses from Shell, and the benefits of a non-taxable reserve reversal of approximately $9.4 million, or $.08 per diluted share, related to the dismissal of French Competition Authority proceedings. Net income attributable to UGI for fiscal 2010 included an after-tax gain of $17.2 million, or $0.16 per diluted share, from the sale of Atlantic Energy partially offset by losses of $5.2 million, or $0.05 per diluted share, related to the termination of interest rate protection agreements and a litigation reserve recorded at AmeriGas.
For the fourth fiscal quarter ended September 30, 2011, the company reported a seasonal net loss attributable to UGI of $22.4 million, or $0.20 per share, compared to net income attributable to UGI of $2.1 million, or $.02 per diluted share for the prior-year period. The net loss attributable to UGI for the current quarter includes the impact of an after-tax loss of $5.2 million, or $0.05 per diluted share, related to the extinguishment of debt at AmeriGas and the impact of the after-tax loss of $3.9 million, or $0.03 per diluted share, related to the currency hedges. Net income attributable to UGI for the prior-year quarter included the impact of the gain from the sale of Atlantic Energy partially offset by a loss of $1.9 million, or $0.02 per diluted share, related to the impact of the litigation reserve at AmeriGas.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our fourth quarter results included the adverse effects of two actions taken during the quarter to position the company for the future: the early extinguishment of debt at AmeriGas and the hedging of a currency risk related to the purchase price of the Shell acquisition. We also encountered difficult operating conditions during the quarter, including flooding in our Utility service area brought about by Hurricane Irene and Tropical Storm Lee, weather in France that was 55% warmer than normal during the month of September, and the outage at our Hunlock generating station that resulted in the loss of production from that plant during the quarter. All of these factors, together with the adverse effects of euro-to-dollar currency translation during period, contributed to our fourth quarter results falling short of expectations.”
“Notwithstanding the fact that our fiscal 2011 earnings did not meet the expectations we had as we entered the fiscal year, we accomplished a great deal during the year, setting the stage for accelerating growth in the future. Among these accomplishments were: the transfer of 14.7 Bcf of underground natural gas storage to our Midstream business under FERC jurisdiction; completion of the conversion and expansion of the Hunlock plant; consummation of the Shell LPG acquisition; the entry by AmeriGas into an agreement to acquire Heritage Propane from Energy Transfer Partners; and the commencement of our Auburn gathering system in the Marcellus Shale and the related $150 million extension of the system. In addition, the 1.0 Bcf expansion of our LNG plant remains on-time and on budget for commencement of operations late in fiscal 2012.”
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UGI Reports Earnings for Fiscal 2011, Issues Guidance for 2012	Page 2
Greenberg continued, “Assuming normal weather patterns this winter, and given our current assessment of business conditions for the coming year, we expect to report earnings in the range of $2.35 to $2.45 per diluted share for our fiscal 2012 which ends September 30, 2012. This guidance does not include the impact of the proposed acquisition of Heritage Propane by AmeriGas. Given the size of the anticipated transaction, the seasonality of the business and the uncertainty as to exactly when the transaction will close, we intend to update EPS guidance once the transaction closes and we can better estimate the impact of the acquisition on UGI’s fiscal 2012 earnings.”
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the fiscal year ended September 30,	2011	2010	Increase (decrease)
Revenues	$2,538.0	$2,320.3	$217.7	9.4%
Total margin (a)	$932.7	$925.2	$7.5	0.8%
Partnership EBITDA	$297.1	$321.0	$(23.9)	(7.4)%
Operating income	$242.9	$235.8	$7.1	3.0%
Retail gallons sold	874.2	893.4	(19.2)	(2.1)%
Degree days — % (warmer) than normal	(1.0)%	(2.3)%

Net income attributable to UGI	$39.9	$47.3	$(7.4)	(15.6)%
•	Weather was 1.3% cooler than in the prior-year period.
•	Retail gallons sold decreased 2.1% primarily due to an early end to the heating season in AmeriGas’s southern regions and customer conservation.
•	Total margin increased as higher non-propane margin was partially offset by the impact of lower retail propane total margin resulting from lower volumes sold.
•	Operating income increased, reflecting the higher total margin, the absence of the $12.2 million loss on termination of interest rate hedges recorded in 2010 and higher other income ($5.7 million) partially offset by higher operating and administrative expenses ($10.9 million) and increased depreciation and amortization ($7.3 million).
International Propane (in euros, except where otherwise indicated):

For the fiscal year ended September 30,	2011	2010	Increase (decrease)
Revenues	€1,059.6	€763.1	€296.5	38.9%
Total margin (a)	€371.7	€345.8	€25.9	7.5%
Operating income	€72.0	€82.4	€(10.4)	(12.6)%

Antargaz retail gallons sold	270.5	279.9	(9.4)	(3.4)%
Antargaz degree days — % (warmer) than normal	(7.8)%	(0.5)%
Flaga retail gallons sold	159.2	70.4	88.8	126.1%
Flaga degree days — % (warmer) than normal	(4.6)%	(0.5)%

Net income attributable to UGI (in USD)	$41.0	$58.8	$(17.8)	(30.3)%
•	Weather in France was 7.4% warmer than in the prior-year. Weather during the second and third quarters of fiscal 2011 was warmer than the comparable prior-year periods by 16% and 42%, respectively. Weather in Flaga’s service territory was approximately 4% warmer than in the prior-year period.
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•	After strong volume performance during the first quarter of fiscal 2011, Antargaz experienced a year-over year decline of over 20 million gallons during the second and third quarters of fiscal 2011, primarily due to weather that was significantly warmer than the comparable prior-year periods. Flaga’s volumes increased significantly as a result of acquisitions completed in late fiscal 2010 and early fiscal 2011 partially offset by the effects of warmer weather.
•	Total margin increased reflecting higher total margin from Flaga (€41.9 million) primarily due to acquisition-related volume increases partially offset by lower total margin from Antargaz (€16.0 million) resulting from lower volumes sold and the impact of rapidly rising LPG product costs on unit margins particularly during the first quarter of fiscal 2011.
•	Operating income decreased primarily due to lower total margin at Antargaz and lower operating income at Flaga (€1.9 million) partially offset by the €7.1 million reversal of the French Competition Authority reserve. At Flaga, the higher total margin was more than offset by increased operating expenses and depreciation and amortization associated with the acquired businesses.
•	The effects of euro-to-dollar currency translation during fiscal 2011 decreased net income attributable to UGI by approximately $7.3 million or $0.06 per diluted share.
Gas Utility:

For the fiscal year ended September 30,	2011	2010	Increase (decrease)
Revenues	$1,026.4	$1,047.5	$(21.1)	(2.0)%
Total margin (a)	$415.8	$394.1	$21.7	5.5%
Operating income	$199.6	$175.3	$24.3	13.9%
System throughput — billions of cubic feet (“bcf”)	173.2	153.9	19.3	12.5%
Degree days — % colder (warmer) than normal	3.5%	(4.5)%

Net income attributable to UGI	$99.3	$83.1	$16.2	19.5%
•	Weather was 8.5% colder than the prior year.
•	Total distribution system throughput increased reflecting higher throughput to certain low margin interruptible customers; the effects of colder weather on throughput to core market customers, and, to a lesser extent, customer growth from conversion activity.
•	Total margin increased primarily due to the increased throughput to core market customers.
•	Operating income increased principally due to the higher total margin and higher other income.
•	Net income attributable to UGI benefitted from the regulatory effects on income taxes of greater state tax depreciation.
Electric Utility:

For the fiscal year ended September 30,	2011	2010	Increase (decrease)
Revenues	$109.1	$120.2	$(11.1)	(9.2)%
Total margin (a)	$35.1	$36.5	$(1.4)	(3.8)%
Operating income	$11.4	$13.7	$(2.3)	(16.8)%
Distribution sales — millions of kilowatt hours (“gwh”)	994.7	972.6	22.1	2.3%

Net income attributable to UGI	$5.7	$6.8	$(1.1)	(16.2)%
•	Kilowatt-hour sales were higher than the prior-year period reflecting the impact of colder weather on heating-related sales primarily during the second and third quarters of fiscal 2011.
•	The decrease in total margin is primarily the result of lower average unit margins under default service rates beginning January 1, 2010.
•	The decrease in operating income reflects the lower total margin and increased operating and maintenance expenses.
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Midstream & Marketing:

For the fiscal year ended September 30,	2011	2010	Increase (decrease)
Revenues	$1,059.7	$1,145.9	$(86.2)	(7.5)%
Total margin (a)	$139.7	$135.2	$4.5	3.3%
Operating income	$82.9	$120.0	$(37.1)	(30.9)%

Net income attributable to UGI	$52.5	$68.2	$(15.7)	(23.0)%
•	The decrease in revenues resulted primarily from the absence of revenues from Atlantic Energy’s import and transshipment facility which was sold in July 2010, and from lower natural gas marketing revenues associated with lower average natural gas prices. These decreases were partially offset by higher revenues from retail power sales and, to a lesser extent, incremental natural gas storage revenues.
•	The modest increase in total margin was mainly due to higher total margin from (1) incremental margin from natural gas storage ($8.4 million) (2) higher natural gas peaking activities ($4.6 million) and (3) greater natural gas and retail power marketing ($5.7 million) partially offset by lower contribution from electric generation assets and the absence of margin from Atlantic Energy.

•	Operating income decreased primarily due to the absence of the pre-tax gain on the sale of Atlantic Energy ($36.5 million) recorded in fiscal 2010.
(a)	Total margin represents total revenues less total cost of sales. Total margin for Electric Utility represents total revenues less total cost of sales and revenue-related taxes.
About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fourth quarter earnings and other current activities at 4:00 PM ET on Tuesday, November 8. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com under “Investor Relations”. A telephonic replay will be available from 7:00 PM ET on November 8 through midnight Thursday, November 10. The replay may be accessed at 1-800-642-1687, passcode 39962455 and International access 1-706-645-9291, passcode 39962455.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
AmeriGas Propane	$460.2	$381.0	$2,538.0	$2,320.3
International Propane	266.6	174.4	1,488.7	1,059.5
Gas Utility	104.7	125.2	1,026.4	1,047.5
Electric Utility	24.4	29.3	109.1	120.2
Midstream & Marketing	202.7	196.4	1,059.7	1,145.9
Corporate & Other (a)	(19.3)	(15.9)	(130.6)	(102.0)

Total revenues	$1,039.3	$890.4	$6,091.3	$5,591.4

Operating (loss) income:
AmeriGas Propane	$(10.0)	$(25.4)	$242.9	$235.8
International Propane	(14.7)	(10.6)	86.1	117.0
Gas Utility	6.4	6.7	199.6	175.3
Electric Utility	2.4	2.6	11.4	13.7
Midstream & Marketing	6.2	44.6	82.9	120.0
Corporate & Other (a)	(0.8)	0.9	(6.9)	(2.6)

Total operating (loss) income	(10.5)	18.8	616.0	659.2
Loss from equity investees	(0.1)	(0.2)	(0.9)	(2.1)
Loss on extinguishments of debt	(19.3)	—	(38.1)	—

Interest expense:
AmeriGas Propane	(16.1)	(14.9)	(63.5)	(65.1)
International Propane	(7.6)	(6.0)	(28.2)	(25.4)
Gas Utility	(10.2)	(10.0)	(40.4)	(40.5)
Electric Utility	(0.6)	(0.5)	(2.4)	(1.8)
Midstream & Marketing	(0.7)	(0.2)	(2.7)	(0.2)
Corporate & Other, net (a)	(0.2)	(0.3)	(0.8)	(0.8)

Total interest expense	(35.4)	(31.9)	(138.0)	(133.8)

(Loss) income before income taxes	(65.3)	(13.3)	439.0	523.3
Income tax benefit (expense)	16.4	(5.1)	(130.8)	(167.6)

Net (loss) income	(48.9)	(18.4)	308.2	355.7
Less: net loss (income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	26.5	20.5	(75.3)	(94.7)

Net (loss) income attributable to UGI Corporation	$(22.4)	$2.1	$232.9	$261.0

(Loss) earnings per share attributable to UGI shareholders:
Basic	$(0.20)	$0.02	$2.09	$2.38

Diluted	$(0.20)	$0.02	$2.06	$2.36

Average common shares outstanding (thousands):
Basic	112,151	110,358	111,674	109,588

Diluted	112,151	111,470	112,944	110,511

Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$(10.7)	$(9.2)	$39.9	$47.3
International Propane	(12.7)	(11.7)	41.0	58.8
Gas Utility	(2.8)	(0.4)	99.3	83.1
Electric Utility	1.2	1.1	5.7	6.8
Midstream & Marketing	4.4	22.1	52.5	68.2
Corporate & Other (a)	(1.8)	0.2	(5.5)	(3.2)

Total net (loss) income attributable to UGI Corporation	$(22.4)	$2.1	$232.9	$261.0

(a)	Corporate & Other includes the elimination of certain intercompany transactions.